FOR IMMEDIATE RELEASE Contact: Mark N. Schwartz, CEO (651) 687-9999

HDI Receives $663K in Proceeds from Exercise of Warrants

ST. PAUL, MN – August 18, 2004 – Hypertension Diagnostics, Inc. (OTCBB: HDII.OB) today announced that on August 6, 2004, HDI completed the issuance of 2,223,630 shares of common stock (“Common Stock”) and 139,824 shares of Series A Preferred Stock (“Preferred Stock”), to holders of warrants to purchase Common Stock and Preferred Stock, resulting in proceeds to HDI of $663,258. Among those holders electing to exercise their warrants were five (5) of HDI’s seven (7) directors, who collectively exercised their warrants to purchase $267,690 of Common Stock and Preferred Stock. The warrants had an effective exercise price of $0.17 per share while the stock price had been trading in the $0.13 to $0.15 range over the last several weeks.

The capital will be used to expand market penetration of the CVProfilor®, HDI’s medical device that helps doctors save lives through early detection of cardiovascular disease. The CVProfilor measures the elasticity of small and large arteries, a key indicator of vascular health. It provides valuable clinical information to enable physicians to provide individualized therapy to arrest the progression of cardiovascular disease.

“I believe that the recent exercises of warrants at prices above the current market further demonstrate that our investors and management are strongly committed to our prospects for growth and profitability, even though the trading value of our stock was below the exercise price on the warrants,” said Mark Schwartz, Chairman and CEO of HDI. “Our pipeline of new business has produced some exciting results in the last few months that should bode well for continued revenue growth in subsequent quarters.”

The Common Stock and the Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Act”), or state securities laws, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission under the Act, or an applicable exemption therefrom. The Company has granted certain registration rights covering all of the Common Stock and Preferred Stock sold in the offering to the investors. Net proceeds from the offering will be used primarily for working capital purposes and to expand the Company’s sales and marketing efforts of its CardioVascular Profiling Systems.

Hypertension Diagnostics, Inc. is helping doctors save lives by reducing the risk of cardiovascular disease with its CVProfilor. The CVProfilor determines risk for cardiovascular disease by measuring the health of small and large arteries. These vascular parameters provide physicians with clinically beneficial information useful in screening patients who may be at risk for cardiovascular disease, assist physicians with their diagnosis of patients’ cardiovascular disease, and allow physicians to more intelligently individualize therapy designed to reduce risk in patients diagnosed with cardiovascular disease. More information is available at www.hdii.com.

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2003 Annual Report on Form 10-KSB, as amended, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.
Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of Hypertension Diagnostics, Inc. All rights reserved.
Website: www.hdii.com